7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-4037	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer

FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FOURTH QUARTER
AND FULL YEAR 2008 RESULTS

     Evansville, Indiana, March 19, 2009 - Shoe Carnival, Inc. (NASDAQ: SCVL) a leading retailer of value-priced footwear and accessories, today reported sales and earnings for the 13-week fourth quarter and 52-week fiscal year ended January 31, 2009.

Fourth Quarter Results

     Net sales for the fourth quarter of 2008 were $156.9 million compared to net sales of $164.3 million last year. Comparable store sales decreased 8.3 percent for the 13-week period.

     For the quarter, the Company reported a net loss of $3.0 million, or $0.24 per diluted share, compared to net earnings of $1.1 million, or $0.09 per diluted share, for the quarter last year. Included in the fourth quarter of 2008 were store closing costs of $0.12 per diluted share compared with $0.08 per diluted share in the fourth quarter last year.

     The gross profit margin for the fourth quarter of 2008 was 24.7 percent compared to 27.5 percent for the fourth quarter of 2007. The merchandise margin decreased 2.0 percent due to a more promotional holiday sales period and our aggressive clearance of seasonal product during the quarter. This clearance activity allowed us to reduce our per-store inventory levels at the end of the quarter by almost 10 percent, compared to the prior year. Buying, distribution and occupancy costs increased 0.8 percent, as a percentage of sales, due primarily to the deleveraging effect of lower sales.

     Selling, general and administrative expenses for the fourth quarter were $43.6 million, which was flat with the prior year. As a percentage of sales, selling, general and administrative expenses increased to 27.8 percent from 26.5 percent in the fourth quarter of 2007, due to the deleveraging effect of lower sales. Store closing costs in the quarter were $2.4 million, of which, $1.9 million was a non-cash impairment charge to fixed assets. Included in last year’s fourth quarter were $1.4 million in stores closing costs, including a non-cash impairment charge to fixed assets of $1.2 million.

Fiscal 2008 Results

     Net sales were $647.6 million for fiscal 2008, compared to net sales of $658.7 million last year. Comparable store sales decreased 4.6 percent for the 52-week period.

     Net earnings for fiscal 2008 were $5.3 million, or $0.43 per diluted share, compared to net earnings of $12.8 million, or $0.97 per diluted share, for fiscal 2007.

     Commenting on the results, Mark Lemond, chief executive officer and president said, "Faced with a deteriorating economy, we continued to operate our business in a conservative fashion in the fourth quarter. Despite operating 13 more stores at the end of the quarter, we were able to keep operating expenses flat with last year. Additionally, our merchants and store managers did a commendable job of controlling inventories, which resulted in a year-over-year decline in per-store inventories of almost 10 percent.

     “During the full fiscal year 2008, we were able to generate free cash flow of $13.9 million and end the year with $24.8 million in cash and equivalents, with no interest bearing debt.”

     Mr. Lemond continued, “We expect the retail footwear environment will continue to be challenging, at least through the first half of fiscal 2009. As a result, we have planned our advertising, sales promotions and inventory strategies accordingly. Our inventory levels at year end leave us well positioned for both spring transition and market-place purchasing opportunities. Our priority for 2009, is to manage our business to increase market share, generate free cash flow and maintain our strong financial position.”

Store Growth

     During fiscal 2008, 24 new stores were opened and 11 were closed to end the year at 304 stores. Two stores were opened in the fourth quarter and eight were closed. On a net basis, selling space increased 97,000 square feet during fiscal 2008 bringing total retail selling space to 3.3 million square feet.

     Store openings and closings by quarter and for the year are as follows:

	New Stores	Stores Closed
1st Quarter 2008	2	0
2nd Quarter 2008	12	2
3rd Quarter 2008	8	1
4th Quarter 2008	2	8
Fiscal 2008	24	11

     The stores that opened during the fourth quarter included locations in:

City	Market/Total Stores in Market
Salt Lake City, UT	Salt Lake City/3
Houston, TX	Houston/10

     In fiscal 2009, we expect to open approximately 15 stores, 10 of which are expected to open in the first quarter. We expect to close approximately 10 stores during the year.

Conference Call

     Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the fourth quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on the Company's website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Record Date and Date of Annual Shareholder Meeting

     The Company also announced that June 9, 2009 has been set as the date for the Annual Meeting of Shareholders and April 9, 2009 was set as the shareholder record date.

Cautionary Statement Regarding Forward-Looking Information

     This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, Brazil, Spain and East Asia, the primary manufacturers of footwear; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear. See ITEM 1A. RISK FACTORS of our Annual Report on Form 10-K for the fiscal year ended February 2, 2008.

     In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

     Shoe Carnival is a chain of 308 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen	Thirteen	Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	January 31,	February 2,	January 31,	February 2,
	2009	2008	2009	2008
Net sales	$156,910	$164,341	$647,572	$658,680
Cost of sales (including buying,
distribution and occupancy costs)	118,125	119,091	473,244	472,831

Gross profit	38,785	45,250	174,328	185,849
Selling, general and administrative expenses	43,580	43,647	165,953	166,717

Operating (loss) income	(4,795)	1,603	8,375	19,132
Interest income	(10)	(79)	(148)	(690)
Interest expense	42	85	153	264

(Loss) income before income taxes	(4,827)	1,597	8,370	19,558
Income tax (benefit) expense	(1,778)	470	3,051	6,751

Net (loss) income	$(3,049)	$1,127	$5,319	$12,807

Net (loss) income per share:
Basic	$(0.24)	$0.09	$0.43	$0.99
Diluted	$(0.24)	$0.09	$0.43	$0.97

Average shares outstanding:
Basic	12,473	12,492	12,406	12,922
Diluted	12,473	12,577	12,492	13,158

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31,	February 2,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$24,817	$9,177
Accounts receivable	1,607	411
Merchandise inventories	189,494	200,781
Deferred income tax benefit	2,305	2,340
Other	4,634	7,221
Total Current Assets	222,857	219,930
Property and equipment-net	70,217	71,686
Total Assets	$293,074	$291,616

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$60,320	$67,786
Accrued and other liabilities	11,600	10,689
Total Current Liabilities	71,920	78,475
Deferred lease incentives	5,844	5,396
Accrued rent	5,331	5,925
Deferred income taxes	1,144	399
Deferred compensation	2,678	3,559
Other	1,521	1,250
Total Liabilities	88,438	95,004
Total Shareholders' Equity	204,636	196,612
Total Liabilities and Shareholders' Equity	$293,074	$291,616

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended
	January 31, 2009	February 2, 2008
Cash flows from operating activities:
Net income	$5,319	$12,807
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	16,845	15,806
Stock-based compensation	977	1,365
Loss on retirement and impairment of assets	2,454	1,814
Deferred income taxes	780	(387)
Lease incentives	2,038	663
Other	(2,815)	(811)
Changes in operating assets and liabilities:
Accounts receivable	(1,196)	537
Merchandise inventories	11,287	(4,119)
Accounts payable and accrued liabilities	(6,195)	(2,541)
Other	2,584	(5,255)

Net cash provided by operating activities	32,078	19,879

Cash flows from investing activities:
Purchases of property and equipment	(18,204)	(18,434)
Proceeds from sale of property and equipment	3	387
Other	0	6

Net cash used in investing activities	(18,201)	(18,041)

Cash flows from financing activities:
Borrowings under line of credit	6,625	72,220
Payments on line of credit	(6,625)	(72,220)
Proceeds from issuance of stock	1,540	700
Excess tax benefits from stock-based compensation	224	299
Common stock repurchased	(1)	(28,499)

Net cash provided by (used in) financing activities	1,763	(27,500)

Net increase (decrease) in cash and cash equivalents	15,640	(25,662)
Cash and cash equivalents at beginning of year	9,177	34,839

Cash and Cash Equivalents at End of Year	$24,817	$9,177